Exhibit 99.1

CAMDEN NATIONAL CORPORATION ANNOUNCES COMPLETION OF TRUST PREFERRED OFFERING AND SATISFACTION OF FINANCING CONDITION UNDER “DUTCH AUCTION” TENDER OFFER

Camden, Maine April 25, 2006 – Camden National Corporation (AMEX: CAC; the “Company”) today announced that it has completed the private placement of $35 million in Trust Preferred Securities (the “Securities”), which was priced on April 25, 2006. The Securities were issued through a Delaware statutory business trust formed by the Company. The Securities mature in 2036. Until June 30, 2011, the Securities will have a fixed annual distribution rate of 6.71%, thereafter converting into a floating rate of three-month LIBOR plus a predetermined spread.

The Company intends to use the net proceeds from the sale of the Securities to purchase shares of its common stock pursuant to the previously announced modified “Dutch Auction” self-tender offer and for general corporate purposes. The completion of the private placement of the Securities had been a condition to the tender offer. This condition has now been satisfied. The Securities and Exchange Commission requires the tender offer to remain open for five additional business days subsequent to the satisfaction of the financing condition.

The tender offer was commenced on March 24, 2006 and is scheduled to expire at 5:00 p.m., Eastern Daylight Savings Time, on Wednesday, May 3, 2006.

As of Friday, April 21, 2006, the depositary for the tender offer had confirmed to the Company that 1,280,481 shares of its common stock from 260 individual tenders (including 139,088 shares tendered pursuant to notice of guaranteed delivery) have been tendered and not withdrawn pursuant to the tender offer, representing approximately 17% of the Company’s outstanding common shares, at or between $36.50 and $40.25 per share.

The tender offer remains subject to all other previously announced terms and conditions described in the offer to purchase that has been distributed to stockholders, including the previously announced offered price range of not greater than $40.25 and not less than $36.50 per share. None of the Company, its Board of Directors nor the dealer manager is making any recommendation to stockholders as to whether or not to tender their shares. Stockholders must decide how many shares they will tender, if any, and at what price.

Sandler O’Neill & Partners, L.P. is acting as the dealer manager for the tender offer. Georgeson Shareholder Communications, Inc. is acting as the information agent and Computershare Trust Company of New York is acting as the depositary for the tender offer.

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the Company’s common stock. The full details of the tender offer, along with the letter of transmittal and related materials, were previously mailed to stockholders and filed with the U.S. Securities and Exchange Commission as exhibits to the Company’s Schedule TO. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials, together with any and all amendments thereto, prior to making any decision with respect to the tender offer. Stockholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s web site at www.sec.gov. Stockholders also may obtain a copy of these documents, free of charge, from the Company’s information agent, Georgeson Shareholder Communications Inc., by calling toll-free at (800) 509-1366.

This press release is not an offer to sell or a solicitation of offers to buy the Trust Preferred Securities. Such Securities will not be and have not been registered under the federal securities laws and may not be offered absent registration or an applicable exemption from such registration requirements.

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000® Index and the small-cap Russell 2000® Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

Contact:

Suzanne Brightbill

Public Relations Officer

Camden National Corporation

207.230.2120

sbrightbill@camdennational.com